Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2024

Revenue of $86.3 million marks fifth consecutive quarter exceeding guidance

Centennial, Colo. - March 6, 2025 - National CineMedia, Inc. (NASDAQ: NCMI) (“the Company” or “NCM”), the managing member and owner of approximately 100% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising platform in the U.S., today announced its consolidated results for the fiscal fourth quarter ended December 26, 2024.

“2024 was a landmark year for NCM and the cinema industry. In the fourth quarter, the record-breaking success of films like Wicked and Moana 2 and a historic Thanksgiving weekend underscored the enduring appeal of the theatrical experience. Our industry-leading advertising network continues to deliver unmatched value with our innovative NCMx data platform driving measurable ROI and advertisers continue to turn to cinema as a premium platform for their campaigns,” said Tom Lesinski, CEO of NCM. “As we look ahead to 2025, we are excited to build on this momentum and advance our leadership in cinema advertising while connecting audiences with the stories they love.”

Q4 2024 National CineMedia, LLC (“NCM LLC”) Results1

Total revenue for the fourth quarter ended December 26, 2024 decreased 5.1% to $86.3 million as compared to $90.9 million for the fourth quarter of 2023, primarily due to an unfavorable slate and prior year's overperformance of Taylor Swift: The Eras Tour. Operating income decreased to $20.0 million for the fourth quarter of 2024 from $21.3 million for the fourth quarter of 2023. Adjusted OIBDA, a non-GAAP measure, decreased to $35.0 million for the fourth quarter of 2024 from $39.8 million for the fourth quarter of 2023, as adjusted to exclude depreciation, amortization, non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case, each as previously reported and described in the Company’s public filings made with the U.S. Securities and Exchange Commission (the “SEC”).

Total revenue for the year ended December 26, 2024 decreased 7.3% to $240.8 million as compared to $259.8 million for the year ended December 28, 2023, primarily due to a decrease in attendance caused by a decreased movie slate in 2024, caused by the writer and actor strikes in the second half of 2023. Operating loss decreased to $19.5 million for the year ended December 26, 2024 from $180.9 million for the year ended December 28, 2023. Adjusted OIBDA decreased to $45.7 million for year ended December 26, 2024 from $52.7 million for the year ended December 28, 2023, as adjusted to exclude depreciation, amortization, non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case, each as previously reported and described in the Company’s public filings made with the SEC.

Q4 2024 Consolidated Results1

Total revenue for the fourth quarter ended December 26, 2024 decreased 5.1% to $86.3 million as compared to $90.9 million for the fourth quarter ended December 28, 2023. Operating income decreased to $20.0 million for the fourth quarter ended December 26, 2024 from $20.5 million for the fourth quarter ended December 28, 2023. Net income for the fourth quarter ended December 26, 2024 was $24.7 million, or $0.26 per diluted share, compared to net income of $23.7 million, or $0.24 per diluted share, for the fourth quarter ended December 28, 2023.

1With respect to operating data, all activity during NCM LLC’s financial restructuring from April 11, 2023, to August 7, 2023, when NCM LLC was deconsolidated from NCM, Inc., represents activity and balances for NCM, Inc. standalone. All activity and balances prior to the deconsolidation of NCM LLC on April 11, 2023, and after the reconsolidation of NCM LLC on August 7, 2023, represent NCM, Inc. consolidated, inclusive of NCM LLC. The operating results for NCM LLC, which management believes better represent the Company's historical consolidated performance, are presented within the body of this release.

Total revenue for the year ended December 26, 2024 increased 45.8% to $240.8 million as compared to $165.2 million for the year ended December 28, 2023. Operating loss decreased to $19.5 million for the year ended December 26, 2024 from $27.3 million for the year ended December 28, 2023. Net loss for the year ended December 26, 2024 was $22.3 million, or negative $0.23 per diluted share, compared to net income of $705.2 million, or $14.34 per diluted share, for the year ended December 28, 2023.

Q1 2025 Outlook

For the first quarter of 2025, NCM LLC expects to earn total revenue of $34.0 million to $36.0 million, and Adjusted OIBDA in the range of negative $9.5 million to negative $7.5 million. This outlook reflects lower expected impressions in the first quarter and temporary delayed advertising spend due to reductions in government spending impacting advertising as well as ongoing tariff uncertainty impacting certain categories. Despite these first quarter headwinds, we remain optimistic about the first half of fiscal year 2025 based on robust second quarter sales pacing, which is outperforming the prior year.

Supplemental Information

Integration and other encumbered theater payments due primarily from AMC associated with Carmike Theaters for NCM LLC for the quarter ended December 26, 2024 and December 28, 2023, and the year ended December 26, 2024 and December 28, 2023, were $4.3 million, $5.2 million, $6.4 million and $7.2 million, respectively. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and are not included in operating results or Adjusted OIBDA.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts, and other interested parties, March 6, 2025, at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-844-481-2522 or, for international participants, 1-412-317-0550. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 20, 2025, by dialing 1-844-512-2921 or, for international participants, 1-412-317-6671 and entering conference ID 10197410.

About National CineMedia, Inc.

National CineMedia, Inc. (NCM, NASDAQ:NCMI) is the managing member and owner of approximately 100.0% of National CineMedia, LLC (NCM LLC), which is the largest cinema advertising platform in the US. With unparalleled reach and scale, NCM connects brands to sought-after young, diverse audiences through the power of movies and pop culture. A premium video, full-funnel marketing solution for advertisers, NCM enhances marketers' ability to measure and drive results. NCM’s Noovie® Show is presented exclusively in 42 leading national and regional theater circuits including the only three national chains, AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC). NCM’s cinema advertising platform consists of more than 18,000 screens in over 1,400 theaters in 196 Designated Market Areas® (all of the top 50). NCM is the managing member and owner of approximately 100% of National CineMedia, LLC. For more information, visit www.ncm.com and www.noovie.com.

Forward-Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements regarding the Company’s anticipated future financial performance. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie® show; 2) the availability and predictability of major motion pictures displayed in theaters, including as a result of strikes or other production delays in the entertainment industry; 3) increased competition for advertising expenditures; 4) changes to the ESAs or network affiliate agreements and the relationships with NCM LLC’s ESA Parties and network affiliates; 5) inability to implement or achieve new revenue opportunities; 6) failure to realize the anticipated benefits of the post-showtime inventory in our network; 7) technological changes and innovations; 8) economic conditions, including the level of expenditures on and perception of cinema advertising; 9) our ability to renew or replace expiring advertising and content contracts; 10) the ongoing effects of NCM LLC’s emergence from bankruptcy; 11) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; and 12) fluctuations in and timing of operating costs. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2024, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

This press release contains references to Non-GAAP financial measures including Adjusted OIBDA (Operating Income Before Depreciation and Amortization expense, adjusted to exclude non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case). A reconciliation of these measures is available in this press release and on the investor page of the Company’s website at www.ncm.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Chan Park	Doug Serton
investors@ncm.com	press@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
REVENUE	$86.3	$90.9	$240.8	$165.2
OPERATING EXPENSES:
Network operating costs	3.1	3.6	13.7	10.6
ESA Parties and network affiliate fees	29.8	26.8	111.9	69.5
Selling and marketing costs	11.9	12.7	41.6	29.6
Administrative and other costs	10.9	16.7	50.7	57.3
Depreciation expense	1.1	1.0	4.6	3.1
Amortization expense	9.5	9.6	37.8	22.4
Total	66.3	70.4	260.3	192.5
OPERATING INCOME (LOSS)	20.0	20.5	(19.5)	(27.3)
NON-OPERATING EXPENSE (INCOME):
Interest on borrowings	0.4	0.4	1.7	27.9
Interest income	(0.7)	—	(2.4)	(0.1)
(Gain) loss on re-measurement of the payable under the tax receivable agreement	(4.6)	(3.4)	4.6	9.3
Gain on deconsolidation of NCM LLC	—	—	—	(557.7)
Gain on re-measurement of investment in NCM LLC	—	—	—	(35.5)
Gain on reconsolidation of NCM LLC	—	0.2	—	(167.8)
Other non-operating income, net	—	(0.4)	(1.3)	(0.1)
Total	(4.9)	(3.2)	2.6	(724.0)
INCOME (LOSS) BEFORE INCOME TAXES	24.9	23.7	(22.1)	696.7
Income tax expense	0.2	—	0.2	—
CONSOLIDATED NET INCOME (LOSS)	24.7	23.7	(22.3)	696.7
Less: Net loss attributable to noncontrolling interests	—	—	—	(8.5)
NET INCOME (LOSS) ATTRIBUTABLE TO NCM, INC.	$24.7	$23.7	$(22.3)	$705.2

NET INCOME (LOSS) PER NCM, INC. COMMON SHARE
Basic	$0.26	$0.24	$(0.23)	$14.73
Diluted	$0.26	$0.24	$(0.23)	$14.34

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	94,914,007	96,809,697	95,865,998	47,882,944
Diluted	96,983,202	96,905,454	95,865,998	48,574,583

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited

($ in millions)

	As of
	December 26, 2024	December 28, 2023
Cash, cash equivalents, marketable securities and restricted cash	$78.2	$37.6
Receivables, net	$85.3	$96.6
Property and equipment, net	$16.4	$15.8
Total assets	$568.6	$567.7
Borrowings, gross	$10.0	$10.0
Total equity	$411.2	$434.5
Total liabilities and equity	$568.6	$567.7

NATIONAL CINEMEDIA, LLC

Operating Data

Unaudited

	Quarter Ended
	December 26, 2024	December 28, 2023
Total Screens (100% Digital) at Period End (1)(5)	18,028	18,403
ESA Party Screens at Period End (2)(5)(7)	9,455	9,573

	Quarter Ended		Year Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Total Attendance for Period (3)(5) (in millions)	100.6	82.4	390.7	438.9
ESA Party Attendance for Period (4)(5)(7) (in millions)	63.1	50.7	242.1	258.1
Capital Expenditures (6) (in millions)	$2.3	$3.0	$5.6	$5.3

(1)
Represents the total screens within NCM LLC’s advertising network.
(2)
Represents the total ESA Party screens.
(3)
Represents the total attendance within NCM LLC’s advertising network.
(4)
Represents the total attendance within NCM LLC’s advertising network in theaters operated by the ESA Parties.
(5)
Excludes screens and attendance associated with certain AMC Carmike theaters for each period presented.
(6)
Includes certain other implementation costs associated with cloud computing arrangements.
(7)
Excludes any attendance and theaters from Regal, retrospectively.

NATIONAL CINEMEDIA, LLC

Operating Data

Unaudited

($ in millions)

	Quarter Ended		Year Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Revenue breakout:
National advertising revenue	$69.2	$71.9	$188.0	$190.1
Local and regional advertising revenue	13.5	16.2	39.1	51.1
ESA Party advertising revenue from beverage concessionaire agreements	3.6	2.8	13.7	18.6
Total revenue	$86.3	$90.9	$240.8	$259.8

Other operating data:
Operating income (loss)	$20.0	$21.3	$(19.5)	$(180.9)
Adjusted OIBDA (1)	$35.0	$39.8	$45.7	$52.7
Adjusted OIBDA margin (1)	40.6%	43.8%	19.0%	20.3%

(1)
Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, LLC

Non-GAAP Reconciliations

Unaudited

Adjusted OIBDA and Adjusted OIBDA Margin

Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.

Adjusted OIBDA represents operating income before depreciation and amortization expense adjusted to also exclude non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case. Our management use this non-GAAP financial measure to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes this is an important supplemental measure of operating performance because it eliminates items that have less bearing on its operating performance and highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of this measure is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case, interest rates, debt levels or income tax rates.

Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management use this non-GAAP financial measure to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes this is an important supplemental measure of operating performance because it eliminates items that have less bearing on its operating performance and highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of this measure is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA, advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case, interest rates, debt levels or income tax rates.

A limitation of both of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in NCM LLC’s business. In addition, Adjusted OIBDA and Adjusted OIBDA margin have the limitation of not reflecting the effect of the Company’s depreciation, amortization, non-cash share-based payment costs, impairment of long-lived assets, workforce reorganization costs, system optimization costs, satellite transition costs, termination of the Regal ESA and advisor fees related to involvement in the Cineworld Proceeding and Chapter 11 Case. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should it be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and operating margin is the most directly comparable GAAP financial measure to Adjusted OIBDA margin. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in NCM LLC’s debt agreement.

The Company has not provided a reconciliation of the forward-looking non-GAAP Adjusted OIBDA measure to forward-looking GAAP operating income due to the inability to predict the amount and timing of impacts outside of the Company’s control on certain items, including the timing of revenue and charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant and are difficult to reasonably predict. Accordingly, a reconciliation of this non-GAAP measure is not available without unreasonable effort.

The following table reconciles NCM LLC's operating income (loss) to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Operating income (loss)	$20.0	$21.3	$(19.5)	$(180.9)
Depreciation expense	1.1	1.0	4.6	4.6
Amortization expense	9.5	9.5	37.8	29.8
Share-based compensation costs (1)	3.0	1.6	12.2	5.5
Impairment of long-lived assets (2)	—	(0.7)	—	8.9
Workforce reorganization costs (3)	—	—	2.9	—
Loss on termination of Regal ESA, net (4)	—	—	—	125.6
Satellite transition costs (5)	0.2	—	0.8	—
System optimization costs (6)	0.2	—	0.4	—
Advisor fees related to the Chapter 11 case and Cineworld Proceeding(7)	1.0	7.1	6.5	59.2
Adjusted OIBDA	$35.0	$39.8	$45.7	$52.7
Total revenue	$86.3	$90.9	$240.8	$259.8
Adjusted OIBDA margin	40.6%	43.8%	19.0%	20.3%

Adjusted OIBDA	$35.0	$39.8	$45.7	$52.7
Integration and encumbered theater payments	4.3	5.2	6.4	7.2
Adjusted OIBDA after integration and encumbered theater payments	$39.3	$45.0	$52.1	$59.9

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in NCM LLC’s unaudited Condensed Consolidated Financial Statements as shown in the following table (dollars in millions).

	Quarter Ended		Year Ended
	December 26, 2024	December 28, 2023	December 26, 2024	December 28, 2023
Share-based compensation costs included in network operating costs	$0.1	$0.1	$0.5	$0.5
Share-based compensation costs included in selling and marketing costs	0.4	0.3	1.7	1.1
Share-based compensation costs included in administrative and other costs	2.5	1.2	10.0	3.9
Total share-based compensation costs	$3.0	$1.6	$12.2	$5.5

(2)
The impairment of long-lived assets primarily relates to the write down of certain intangible assets related to a purchased affiliate and internally developed software and leasehold improvements no longer in use.
(3)
Workforce reorganization costs represent redundancy costs associated with changes to the Company’s workforce primarily implemented during 2024, as well as related office relocations.
(4)
The net impact of Regal’s termination of the ESA resulting from the disposal of the intangible asset partially offset by the surrender of Regal’s ownership in the Company and the forgiveness of prepetition claims.
(5)
One-time costs of transitioning satellite providers during 2024.
(6)
System optimization costs represent costs incurred related to a one-time assessment of the technology surrounding the Company's programmatic offerings beginning in 2024.
(7)
Advisor and legal fees and expenses incurred in connection with the Company’s involvement in the Cineworld Proceeding and Chapter 11 Case and related appeals, as well as insurance and retention related expenses and retainers related to the members of the special and restructuring committees of the Company’s Board of Directors.